EXHIBIT 99.1

Daktronics, Inc. Announces Second Quarter Fiscal 2007 Results
Revenues up 63% for the quarter, 46% year to date
Orders Up Over 50% for the second consecutive quarter

Brookings, S.D. – Nov 15, 2006 — Daktronics, Inc. (Nasdaq — DAKT) today reported fiscal 2007 second quarter net sales of $123.5 million and net income of $8.9 million, or $0.22 per diluted share, compared with fiscal 2006 second quarter net sales of $75.8 million and net income of $5.2 million, or $0.13 per diluted share. Backlog at the end of the fiscal 2007 second quarter was approximately $121 million, compared with a backlog of approximately $81 million at the end of second quarter of fiscal 2006.

Net sales, net income and earnings per share for the six months ended October 28, 2006 were $215.7 million, $13.9 million and $0.34 per diluted share, respectively, compared to $148.1 million, $9.8 million and $0.25 per diluted share, respectively, for the same period one year ago.

“The exceptional results for the quarter were mostly due to an absolutely fantastic team effort by everyone at Daktronics. Our people went above and beyond to serve our customers, and as a result we exceeded our guidance on both the top and bottom lines, “ said Jim Morgan, president and chief executive officer. “I want to thank all of our employees for the excellent job they did this past quarter. I would also note that the additional space that we brought on line in Brookings in the first quarter was a key enabler for us to achieve what we did in the second quarter. We also realized the benefit of process improvements that we recently implemented.”

Morgan continued, “Our Sioux Falls facility is coming along nicely. We shipped our first display out of that plant in mid-October. The capacity of this facility will continue to be ramped up over the coming months as we add personnel and additional work shifts. We are excited to have the Sioux Falls facility coming on line to help us respond to the anticipated continued growth of demand in the digital billboard marketplace. We see workforce availability as a limiting factor to the growth rate in Brookings, and therefore we continue to evaluate opportunities to expand capacity outside of Brookings.”

“Although much of the external attention to our business has been given to the outdoor advertising space where orders continue to outpace revenues, it is important to note that the orders in our sports markets are up more than 45% on a year to date basis over last fiscal year,” Morgan continued. “Also, our transportation market had an excellent quarter for orders, and it is showing greater potential. Revenues in transportation are up over 60% both for the quarter and year to date as compared to last year, although order growth remained below 10%. We remain optimistic that these two markets will continue to show solid long-term growth. Our commercial market order bookings are now up over 75% year-to-date led by outdoor advertising opportunities.”

“Our gross profit margin met our expectations, which anticipated the cost effects of the capacity expansion. We expect that our continued investment in capacity will have some effect on gross profit margin in the third quarter,” said Bill Retterath, chief financial officer. “We believe that we can expand gross profit slightly in the third quarter from the second quarter.”

Retterath continued “For the quarter, our cash decreased significantly, as we funded almost two-thirds of our capital budget in the first half of the year and made two strategic investments. Pending unforeseen changes we should now be in a position to generate free cash flow for the second half of the fiscal year,” Retterath said.

Morgan concluded, “We estimate net sales for the third quarter of fiscal 2007 will be in the range of $103 to $115 million, with earnings in the range of $0.12 to $0.18 per share. We expect that for the fiscal year as a whole, net sales could reach $450 million, which is subject to a number of risks as spelled out in our public filings.”

Webcast Information

The Company will host a conference call and webcast to discuss its financial results today at 10:00 am (Central Time). This call will be broadcast live at http://investor.daktronics.com and available for replay shortly after the event.

About Daktronics

Daktronics has strong leadership positions in, and is one of the world’s largest suppliers of, electronic scoreboards, computer-programmable displays, and large screen video displays and control systems. The company excels in the control of large display systems, including those that require integration of multiple complex displays showing real-time information, graphics, animation and video. Daktronics designs, manufactures, markets and services display systems for customers around the world in sport, business and transportation applications. For more information, visit the company’s World Wide Web site at: http://www.daktronics.com, e-mail the company at investor@daktronics.com, call (605) 697-4000 or toll-free (800) 843-5843 in the United States or write to the company at 331 32nd Ave. PO Box 5128 Brookings, S.D. 57006-5128.

Safe Harbor Statement

Cautionary Notice: In addition to statements of historical fact, this news release contains forward-looking statements reflecting the Company’s expectations or beliefs concerning future events, which could materially affect company performance in the future. The Company cautions that these and similar statements involve risks and uncertainties, including changes in economic and market conditions, management of growth, timing and magnitude of future contracts, and other risks noted in the company’s SEC filings which may cause actual results to differ materially. Forward-looking statements are made in the context of information available as of the date stated. The Company undertakes no obligation to update or revise such statements to reflect new circumstances or unanticipated events as they occur.

For more information contact:

INVESTOR RELATIONS:
Bill Retterath, Chief Financial Officer
(605) 697-4000
Investor@daktronics.com

Financial tables are included on the following pages.

Daktronics, Inc. and Subsidiaries
 Consolidated Statements of Income
(in thousands, except earnings per share)
(unaudited)

	Three Months Ended		Six Months Ended
	October 28, 2006	October 29, 2005	October 28, 2006	October 29, 2005
Net sales	$123,530	$75,802	$215,683	$148,147
Cost of goods sold	88,044	53,485	153,821	103,636

Gross profit	35,486	22,317	61,862	44,511

Operating expenses:
Selling	12,528	9,178	24,974	18,988
General and administrative	4,628	2,683	8,356	5,305
Product design and development	3,936	2,749	7,555	5,233

	21,092	14,610	40,885	29,526

Operating income	14,394	7,707	20,977	14,985

Nonoperating income (expense):
Interest income (expense), net	455	462	1,074	788
Other income (expense), net	(648)	(5)	(541)	(77)

Income before income taxes	14,201	8,164	21,510	15,696
Income tax expense	5,310	2,979	7,631	5,880

Net income	$8,891	$5,185	$13,879	$9,816

Weighted average number of fully
diluted shares and common
equivalent shares	41,129	40,267	41,072	40,249

Earnings per share:
Basic	$0.23	$0.13	$0.36	$0.25

Diluted	$0.22	$0.13	$0.34	$0.25

Daktronics, Inc. and Subsidiaries
Consolidated Balance Sheets
(in thousands)

	October 28, 2006 (unaudited)	April 29, 2006
ASSETS

CURRENT ASSETS:
Cash and cash equivalents	$5,589	$26,921
Restricted cash	5,123	–
Marketable securities	–	8,310
Accounts receivable, less allowance for doubtful accounts	52,677	46,019
Inventories	50,602	31,045
Costs and estimated earnings in excess of billings	22,298	17,375
Current maturities of long-term receivables	4,182	4,476
Prepaid expenses and other	3,750	2,522
Deferred income taxes	7,204	6,213
Income taxes receivable	219	97
Rental equipment available for sale	23	286

Total current assets	151,667	143,264

Advertising rights, net	4,012	3,112
Long-term receivables, less current maturities	9,253	8,756
Investments in affiliates	10,000	582
Goodwill	4,344	2,706
Intangible and other assets	3,858	636
Deferred income taxes	114	232

	31,581	16,024

PROPERTY AND EQUIPMENT:
Land	2,985	1,223
Buildings	27,576	20,470
Machinery and equipment	34,881	22,332
Office furniture and equipment	29,172	22,926
Equipment held for rental	2,700	2,182
Demonstration equipment	4,154	4,899
Transportation equipment	5,889	4,863

	107,357	78,895
Less accumulated depreciation	41,023	38,336

	66,334	40,559

TOTAL ASSETS	$249,582	$199,847

Daktronics, Inc. and Subsidiaries
Consolidated Balance Sheets (continued)
(in thousands)

	October 28, 2006 (unaudited)	April 29, 2006

LIABILITIES AND SHAREHOLDERS' EQUITY

CURRENT LIABILITIES:
Notes payable, bank	$2,363	$–
Accounts payable	40,720	20,506
Accrued expenses and warranty obligations	18,888	15,396
Current maturities of long-term debt and marketing obligations	1,002	491
Billings in excess of costs and estimated earnings	23,306	19,760
Customer deposits	8,521	7,777
Deferred revenue	4,736	3,849
Income taxes payable	1,699	555

Total current liabilities	101,235	68,334

Long-term debt, less current maturities	635	131
Long-term marketing obligations, less current maturities	539	574
Long-term warranty obligations and other payables	6,196	3,864
Deferred income taxes	1,779	1,599

	9,149	6,168

TOTAL LIABILITIES	110,384	74,502

SHAREHOLDERS' EQUITY:
Common stock	20,546	19,551
Additional paid-in capital	4,587	3,480
Retained earnings	113,921	102,381
Treasury stock, at cost	(9)	(9)
Accumulated other comprehensive loss	153	(58)

TOTAL SHAREHOLDERS' EQUITY	139,198	125,345

TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY	$249,582	$199,847

Daktronics, Inc. and Subsidiaries
Consolidated Statements of Cash Flows
(in thousands)
(unaudited)

	Six Months Ended
	October 28, 2006	October 29, 2005

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income	$13,879	$9,816
Adjustments to reconcile net income to net cash provided
by operating activities:
Depreciation	5,660	4,203
Amortization	23	26
Gain on sale of property and equipment	68	(14)
Stock-based compensation	856	–
Equity in earnings of investments in affiliates	781	–
Provision for doubtful accounts	263	(255)
Deferred income taxes, net	(693)	(930)
Change in operating assets and liabilities	(10,168)	(6,591)

Net cash provided by operating activities	10,669	6,255

CASH FLOWS FROM INVESTING ACTIVITIES:
Purchase of property and equipment	(27,753)	(7,946)
Cash consideration paid for acquired business	(13,771)	(130)
Sales (purchases) of marketable securities, net	8,310	348
Proceeds from sale of property and equipment	44	33

Net cash used in investing activities	(33,170)	(7,695)

CASH FLOWS FROM FINANCING ACTIVITIES:
Dividend paid	(2,339)	(1,917)
Excess tax benefits from stock-based compensation	251	–
Principal payments on long-term debt	25	(525)
Net borrowing (payments) on notes payable	2,363	(84)
Proceeds from exercise of stock options and warrants	639	335

Net cash used in financing activities	939	(2,191)

EFFECT OF EXCHANGE RATE CHANGES ON CASH	230	(190)

DECREASE IN CASH AND CASH EQUIVALENTS	(21,332)	(3,821)

CASH AND CASH EQUIVALENTS BEGINNING OF PERIOD	26,921	15,961

CASH AND CASH EQUIVALENTS END OF PERIOD	$5,589	$12,140